UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14A-101)
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Buffalo Wild Wings, Inc.
(Name of Registrant as Specified In Its Charter)

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EXPLANATORY NOTE

Set forth below is a communication first published, sent or given by Buffalo Wild Wings, Inc. on December 19, 2017.

B-Dubs Team,

The last few weeks have been a whirlwind of activity following the announcement of our definitive merger agreement with Arby’s Restaurant Group. In light of all the work being done to complete this marriage of two iconic restaurant brands, we wanted to provide an update on what you can expect in the coming weeks.

Since the announcement, Paul and I have had the privilege of spending time leaders from both organizations. What has struck us the most are the many similarities our two brands share. In addition to being similar sized companies in terms of annual system sales, we both trace our roots back to Ohio and share a very similar culture. During planning discussions, we’ve learned about each other’s core values and it has become evident that working hard, having fun and playing fair with integrity are upheld by both teams. These shared values will come into play, perhaps more than ever, as we embark on the process of defining what our new, stronger, growth-centric organization will look like.

As you can imagine, this will take a tremendous amount of coordination from both the Arby’s and Buffalo Wild Wings teams. We are establishing a dedicated team to help manage this merger with guidance from a consulting agency, Boston Consulting Group (BCG). We’re pleased to announce that Sherry Poss has been appointed to lead efforts for BWW and that we’re naming this project Team Inspire. We chose the name Team Inspire because we found the word “Inspire” in both of our purpose statements:

BWW: We Inspire Fun and Connect Friends, Families and Communities.
Arby’s:  Inspiring Smiles Through Delicious Experiences

The full project team will include representatives from both brands on several committees representing functional areas such as organizational structure, legal, IT, finance, culture and communications. This team and its various committees will be meeting weekly and as part of their work may have requests of the broader organization.  If you are asked to share information, we ask that you please respond in a timely manner.

In the coming weeks, the team members from Team Inspire will be compiling information and defining processes to help guide a well-informed and smooth integration. One of the key principles of Team Inspire is a commitment to clear and open communications, which means we will be providing you with regular updates on the process.

Also, later today we’ll be sending a link to a culture survey, which is separate from our Forum engagement survey and is designed specifically for Team Inspire - to ensure we preserve our unique culture throughout this process. We appreciate your participation in this survey.

The following are additional updates we can share:

•
Portfolio Optimization Refranchising Effort - In working with the ARG leadership team, we have collectively decided to halt our refranchising efforts.   We have tremendous confidence in our operations teams and fully support their efforts to drive performance across all of the company markets.

•	Frequently Asked Questions - Below is a list of FAQs, which may help answer additional questions you may have.

•	Town Hall - During the December town hall, Paul committed to conducting a regular town hall meeting with the B-Dubs team. We are currently working to schedule the next meeting in January.

Both Paul and I continue to be energized about the opportunity ahead us and hope that you are, too. And, as mentioned previously, it’s critically important that we continue to stay focused on our current work and not let this distract us. Thank you, for your commitment to B-Dubs, and best wishes for a very happy holiday!

Warm Regards,

Sally and Paul

BWW & ARG Merger FAQs
General Questions

1.	What’s happening with the ownership of BWW?
Buffalo Wild Wings, Inc. (BWW) announced in November that it has entered into a definitive merger agreement with Arby’s Restaurant Group, Inc. (ARG) under which ARG will acquire BWW. When the transaction closes, BWW will become a privately-held company.  Paul Brown will be the CEO of the parent company.

2.	What is Arby’s Restaurant Group?
ARG is the parent company and franchisor of the Arby’s brand. Arby’s, founded in 1964, is the second-largest sandwich restaurant brand in the world with more than 3,300 restaurants in seven countries.  Approximately 33% of Arby’s restaurants are company owned and operated.  The company is majority owned by an affiliate of Roark Capital and is headquartered in Atlanta, Ga. Arby’s is the second-largest sandwich restaurant brand in the world. Together with our franchisees, we have more than 3,300 restaurants and 80,000 team members in seven countries.

3.	What is Roark Capital Group?
Roark focuses on investing in franchised and multi-unit businesses in the retail, restaurant, consumer and business services sectors. Since inception, affiliates of Roark have invested in 62 franchise/multi-unit brands, which collectively generate $27 billion in annual system revenues from 29,000 locations in 50 states and 78 countries. Roark’s largest sector, food and restaurants, has encompassed investments in brands such as: Arby’s, CKE Restaurants (the owner of Carl’s Jr and Hardee’s), Corner Bakery, FOCUS Brands (the owner of Auntie Anne’s Pretzels, Carvel Ice Cream, Cinnabon, Culver’s, McAlister’s Deli, Moe’s Southwest Grill, and Schlotzsky’s), Il Fornaio, Jim ‘N Nick’s Bar-B-Q, Jimmy John’s, Miller’s Ale House, Naf Naf Grill, and Wingstop. For more information, please visit www.roarkcapital.com.

4.	Why is BWW being acquired?
By bringing Buffalo Wild Wings and Arby’s together, Arby’s looks to further its goal of creating the premier operator, franchisor and employer in the restaurant industry comprised of highly differentiated, industry-leading brands. We believe that there are many benefits to Arby’s and BWW being part of a larger, multi-brand enterprise, including giving us the ability to:

•	Leverage large investments, particularly technology investments, across brands

•	Share best practices and key capabilities

•	Attract and retain talent due to increased opportunities to learn and develop across a broader organization

•	Provide additional expansion opportunities to franchisees across multiple brands

5.	What type of purchase is this transaction?
This will be an equity purchase, meaning ARG will purchase the entirety of Buffalo Wild Wings (all of our contracts, obligations, and assets of the business).

6.	Will Arby’s run the day-to-day operations of BWW?
No, both Arby’s and BWW will continue to operate as distinct, independent brands.

7.	Will there be any changes to BWW’s leadership team?
At this time, there are no announcements to share regarding changes to BWW’s leadership team. In the event any changes are made, they will be clearly communicated.

8.	Will BWW’s Home Office relocate?
Work to determine how best to support the two brands is just beginning. Plans for the combined organization will be developed over the next several months and will be announced promptly.

9.	What do we say to Fans when they ask if our brand/restaurant/products will change?
We are Buffalo Wild Wings. The same brand, restaurant experience and product offerings that we have now will continue. This is an ownership change not a change to our brand/restaurant/products.

10.	Can I speak about this information publicly?
We ask that you refrain from discussing details about the merger with the media and follow BWW policies regarding confidential information. Please remember that all media inquiries should be directed to Heather Leiferman at hleiferman@buffalowildwings.com.

11.	What happens next?
We expect the transaction will close during the first quarter of 2018, subject to approval by BWW shareholders, regulatory approvals and other customary, closing conditions.

12.	Who can I contact if I have a question?
Please contact your leader or email BWWCommunications@buffalowildwings.com if you have any additional questions regarding the merger.

Benefits, PTO & BWW Stock Questions - USA

1.	Will there be changes to my health and welfare benefits?
As part of the merger agreement, the Buffalo Wild Wings health and welfare benefit plans will continue after the closing of the merger and for the remainder of 2018.  This includes medical, dental, life, disability, and other optional benefit plans.

2.	Our medical plan is changing from BlueLink to Blue Cross Blue Shield of Minnesota (BCBS) for 2018. Will this change again at closing?
No.  Our medical plan will continue with BCBS for the remainder of 2018.  You will be able to use the same BCBS medical ID card after closing.  (This is also true for Delta Dental.)

3.	What happens to PTO/vacation?
Just like our health and welfare plans, our current PTO/vacation plans will continue substantially unchanged for 2018.  You will continue to earn or accrue time off in 2018 under these existing plans based on your years of service including prior service with Buffalo Wild Wings.

4.	Will my hire date and years of service carry over?
Yes.  As part of the merger agreement, your years of service with Buffalo Wild Wings will be carried over after the closing of the merger.

5.	What happens to the 401(k) Plan?
Similar to other benefit plans, the 401(k) Plan will continue for the remainder of 2018.  You do not need to do anything to your current elections under the plan as a result of the merger - they will continue after closing.  If you have a 401(k) loan outstanding, this also remains in place and your payments continue as scheduled.

6.	How will the ESPP be handled?
The Employee Stock Purchase Plan (ESPP) will terminate as of the closing date of the merger.  For participants currently contributing to the plan, there will be one last purchase of stock shortly before closing.  The current purchase phase, which started November 1, 2017 would normally end on May 1, 2018.  We expect this six month period will be shortened in connection with the closing of the merger.  The purchase price for stock in this shortened period would be the same discounted price as in the phase ending November 1, 2017.

7.	If I own BWW stock through ESPP and retained that stock, what happens to it after the merger?
All common shares of the company, including the ESPP shares you have purchased, will be cashed out following the closing of the merger at the transaction price of $157 per share (without interest and subject to any applicable withholding).  This includes any shares acquired in the last purchase shortly before closing.

8.	What happens after 2018 to benefit plans?
During 2018, Team Inspire will be looking at what changes, if any, will be made to benefit plans for 2019.  More information will be shared with Team Members during the year as this work progresses.

Cautionary Note Regarding Forward-Looking Statements
This communication contains “forward-looking statements” within the meaning of the U.S. federal securities laws. Such statements include statements concerning anticipated future events and expectations that are not historical facts. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Actual results may vary materially from those expressed or implied by forward-looking statements based on a number of factors, including, without limitation: (1) risks related to the consummation of the merger, including the risks that (a) the merger may not be consummated within the anticipated time period, or at all, (b) the parties may fail to obtain shareholder approval of the merger agreement, (c) the parties may fail to secure the termination or expiration of any waiting period applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (d) other conditions to the consummation of the merger under the merger agreement may not be satisfied, (e) all or part of Arby’s financing may not become available, and (f) the significant limitations on remedies contained in the merger agreement may limit or entirely prevent BWW from specifically enforcing Arby’s obligations under the merger agreement or recovering damages for any breach by Arby’s; (2) the effects that any termination of the merger agreement may have on BWW or its business, including the risks that (a) BWW’s stock price may decline significantly if the merger is not completed, (b) the merger agreement may be terminated in circumstances requiring BWW to pay Arby’s a termination fee of $74 million, or (c) the circumstances of the termination, including the possible imposition of a 12-month tail period during which the termination fee could be payable upon certain subsequent transactions, may have a chilling effect on alternatives to the merger; (3) the effects that the announcement or pendency of the merger may have on BWW and its business, including the risks that as a result (a) BWW’s business, operating results or stock price may suffer, (b) BWW’s current plans and operations may be disrupted, (c) BWW’s ability to retain or recruit key employees may be adversely affected, (d) BWW’s business relationships (including, customers, franchisees and suppliers) may be adversely affected, or (e) BWW’s management’s or employees’ attention may be diverted from other important matters; (4) the effect of limitations that the merger agreement places on BWW’s ability to operate its business, return capital to shareholders or engage in alternative transactions; (5) the nature, cost and outcome of pending and future litigation and other legal proceedings, including any such proceedings related to the merger and instituted against BWW and others; (6) the risk that the merger and related transactions may involve unexpected costs, liabilities or delays; (7) other economic, business, competitive, legal, regulatory, and/or tax factors; and (8) other factors described under the heading “Risk Factors” in Part I, Item 1A of BWW’s Annual Report on Form 10-K for the fiscal year ended December 25, 2016, as updated or supplemented by subsequent reports that BWW has filed or files with the SEC. Potential investors, shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Neither Arby’s nor BWW assumes any obligation to publicly update any forward-looking statement after it is made, whether as a result of new information, future events or otherwise, except as required by law.
Additional Information and Where to Find It; Participants in the Solicitation
In connection with the proposed merger, BWW has filed and will file relevant materials with the United States Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A. Following the filing of the definitive proxy statement with the SEC, BWW will mail the definitive proxy statement and a proxy card to each shareholder entitled to vote at the special meeting relating to the proposed merger. The proxy statement, any other relevant documents, and all other materials filed with the SEC concerning BWW are (or, when filed, will be) available free of charge at http://www.sec.gov and http://ir.buffalowildwings.com. Shareholders should read carefully the proxy statement and any other relevant documents that BWW files with the SEC when they become available before making any voting decision because they will contain important information.

This document does not constitute a solicitation of proxy, an offer to purchase, or a solicitation of an offer to sell any securities. BWW, its directors and executive officers are, and certain employees may be, deemed to be participants in the solicitation of proxies from shareholders in connection with the proposed Merger. Information regarding the names of such persons and their respective interests in the Merger, by securities holdings or otherwise, will be set forth in the definitive proxy statement when it is filed with the SEC. Additional information regarding these individuals is set forth in BWW’s Form 10-K for the fiscal year ended December 25, 2016, filed with the SEC on February 17, 2017, and the definitive proxy statement for its 2017 Annual Meeting of Shareholders, which was filed with the SEC on April 21, 2017. To the extent BWW’s directors and executive officers or their holdings of BWW securities have changed from the amounts disclosed in those filings, to BWW’s knowledge, such changes have been reflected on initial statements of beneficial ownership on Form 3 or statements of change in ownership on Form 4 on file with the SEC. These documents are (or, when filed, will be) available free of charge at http://www.sec.gov and http://ir.buffalowildwings.com.